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    25 Research Drive, Westborough, Massachusetts 01582
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                               February 14, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

      Re: File No. 70-8261

Dear Commissioners:

      An Application/Declaration on Form U-1, dated August 26, 1993, and amendments thereto, were filed with your Commission in the above-referenced proceeding relating to short-term borrowings by New England Electric System, Granite State Electric Company, Massachusetts Electric Company, Narragansett Energy Resources Company, The Narragansett Electric Company, New England Electric Transmission Corporation, New England Energy Incorporated, New England Hydro-Transmission Electric Company, Inc., New England Hydro-Transmission Corporation, New England Power Company, and New England Power Service Company (the Companies) from the NEES Money Pool, banks, and/or certain dealers in commercial paper through October 31, 1995. Orders dated October 29, 1993 (HCAR 35-25913) and December 1, 1993 (HCAR 35-25933), were issued by your Commission authorizing the proposed transactions.

      I have reviewed the opinion dated October 21, 1993, filed as Exhibit
F in File No. 70-8261, and hereby confirm the statements made therein. I have been advised that the borrowings by the Companies were in each instance made on the terms and within the limitations set forth in the filing and in said orders. Based on the foregoing, it is my opinion that the transactions authorized in HCAR 35-25913 and HCAR 35-25933 were carried out in accordance with the Application/Declaration as amended.

                               Very truly yours

                               s/Kirk L. Ramsauer

                               Kirk L. Ramsauer
                               Associate General Counsel